EXHIBIT 99.2
INLAND RETAIL REAL ESTATE TRUST, INC.
Consolidated Balance Sheets
September 30, 2006 and December 31, 2005
(In thousands, except per share amounts)
Assets

	September 30,
	2006	December 31,
	(Unaudited)	2005
Investment properties:
Land	$1,061,350	$1,056,976
Building and other improvements	3,071,418	3,040,423
Developments in progress	40,621	20,944

	4,173,389	4,118,343
Less accumulated depreciation	(440,239)	(348,694)

Net investment properties	3,733,150	3,769,649

Investment in unconsolidated joint venture	22,626	16,498
Cash and cash equivalents	34,339	91,426
Restricted escrows	29,756	23,690
Restricted cash	4,331	5,327
Investment in securities	19,248	17,910
Mortgage note receivable	27,444	—
Accounts and rents receivable (net of allowance of $5,585 and $5,722, respectively)	74,441	66,775
Goodwill	52,757	52,757
Intangible assets (net of accumulated amortization of $535 and $302, respectively)	1,407	1,664
Acquired in-place lease intangibles (net of accumulated amortization of $54,664 and $42,366, respectively)	141,955	155,730
Acquired above market lease intangibles (net of accumulated amortization of $21,423 and $17,489, respectively)	38,027	43,511
Leasing fees, loan fees and loan fee deposits (net of accumulated amortization of $12,605 and $12,068, respectively)	14,321	15,877
Other assets	11,370	7,274

Total assets	$4,205,172	$4,268,088

See accompanying notes to consolidated financial statements.

INLAND RETAIL REAL ESTATE TRUST, INC.
Consolidated Balance Sheets
(Continued)
September 30, 2006 and December 31, 2005
(In thousands, except per share amounts)
Liabilities and Shareholders’ Equity

	September 30,
	2006	December 31,
	(Unaudited)	2005
Liabilities:
Accounts payable	$7,754	$6,070
Development costs payable	3,432	2,900
Accrued interest payable	6,904	6,735
Real estate taxes payable	29,233	6,476
Distributions payable	18,205	18,007
Security deposits	17,125	17,005
Mortgages and notes payable	2,264,467	2,319,554
Prepaid rental and recovery income	11,690	13,228
Acquired below market lease intangibles (net of accumulated amortization of $20,006 and $16,871, respectively)	27,742	32,442
Restricted cash liability	4,331	5,327
Other liabilities	1,767	2,089

Total liabilities	2,392,650	2,429,833

Commitments and contingencies

Shareholders’ Equity:
Preferred stock, $0.01 par value, 10,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 500,000 shares authorized, 263,210 and 258,224 issued and outstanding at September 30, 2006 and December 31, 2005, respectively	2,632	2,582
Additional paid-in capital	2,403,679	2,350,225
Accumulated distributions in excess of net income	(598,747)	(520,153)
Accumulated other comprehensive income	4,958	5,601

Total shareholders’ equity	1,812,522	1,838,255

Total liabilities and shareholders’ equity	$4,205,172	$4,268,088

See accompanying notes to consolidated financial statements.

INLAND RETAIL REAL ESTATE TRUST, INC.
Consolidated Statements of Operations and Comprehensive Income
For the Three and Nine Months Ended September 30, 2006 and 2005
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Rental income	$100,399	$101,213	$299,310	$298,366
Tenant recovery income	22,107	22,034	69,889	66,404
Other property income	719	2,503	10,144	3,225

Total revenues	123,225	125,750	379,343	367,995

Expenses:
Property operating expenses	20,376	17,633	52,859	48,379
Real estate taxes	13,228	14,265	42,683	41,012
Depreciation and amortization	36,357	36,078	108,314	107,721
General and administrative expenses	3,130	2,417	8,768	7,413

Total expenses	73,091	70,393	212,624	204,525

Operating income	50,134	55,357	166,719	163,470

Other income/(expense)	5,690	1,199	9,184	3,126
Interest expense	(30,399)	(30,400)	(91,790)	(88,889)

Net income available to common shareholders	25,425	26,156	84,113	77,707

Other comprehensive income:
Unrealized (loss)/gain on investment securities net of amounts realized	(406)	1,862	(643)	2,944

Comprehensive income	$25,019	$28,018	$83,470	$80,651

Net income available to common shareholders per weighted average common share — basic and diluted	$0.10	$0.10	$0.32	$0.31

Weighted average number of common shares outstanding — basic and diluted	262,796	255,744	261,130	254,274

See accompanying notes to consolidated financial statements.

INLAND RETAIL REAL ESTATE TRUST, INC.
Consolidated Statement of Shareholders’ Equity
For the Nine Months Ended September 30, 2006
(Unaudited)
(In thousands)

				Accumulated	Accumulated
			Additional	Distributions	Other
	Number of	Common	Paid-in	in Excess of	Comprehensive
	Shares	Stock	Capital	Net Income	Income	Total
Balance at December 31, 2005	258,224	$2,582	$2,350,225	$(520,153)	$5,601	$1,838,255

Net income	—	—	—	84,113	—	84,113

Unrealized loss on investment securities	—	—	—	—	(643)	(643)

Distributions declared	—	—	—	(162,707)	—	(162,707)

Proceeds from Distribution Reinvestment Program (DRP)	8,471	85	89,977	—	—	90,062

Purchase of stock through Employee Stock Purchase Plan (ESPP), issuance of stock through Equity Award Plan (EAP) and exercise of stock options and warrants	77	1	798	—	—	799

Share Repurchase Program (SRP)	(3,562)	(36)	(37,321)	—	—	(37,357)

Balance at September 30, 2006	263,210	$2,632	$2,403,679	$(598,747)	$4,958	$1,812,522

See accompanying notes to consolidated financial statements.

INLAND RETAIL REAL ESTATE TRUST, INC.
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2006 and 2005
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2006	2005
Cash flows from operating activities:
Net income	$84,113	$77,707
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	108,314	107,721
Amortization of deferred financing costs	2,427	2,507
Amortization of premium on debt assumed	(1,025)	(1,040)
Gain on sale of investment property	—	(248)
Gain on sale of investment securities	(50)	(36)
Stock received as lease termination fee	(628)	(386)
Distributions from unconsolidated joint venture	727	23
Equity in loss from unconsolidated joint venture	297	3
Straight line rental income, net	(5,644)	(8,622)
Amortization of above and below market lease intangibles	799	958
Write off of intangible assets due to early lease termination	477	92
Changes in assets and liabilities:
Accounts and rents receivable, net	(2,021)	3,333
Other assets	(4,014)	(4,425)
Accounts payable	1,839	820
Accrued interest payable	169	567
Real estate taxes payable	22,757	22,208
Security deposits	120	408
Prepaid rental and recovery income	(1,538)	3,199
Other liabilities	(322)	42

Net cash provided by operating activities	$206,797	$204,831

Cash flows from investing activities:
Investment in unconsolidated joint venture	$(7,390)	$(202)
Restricted escrows	(6,066)	(3,460)
Purchase of investment securities, net of (increase)/decrease in margin account of ($255) and $1,852, respectively	(2,972)	(2,756)
Proceeds from sale of investment securities	1,924	1,777
Purchase of investment properties and development activities, net	(57,851)	(205,772)
Proceeds from sale of properties to unconsolidated joint venture	—	16,768
Proceeds from repayment of joint venture interim financing	—	41,040
Proceeds from sale of investment properties	—	1,112
Purchase of minority interest in joint venture partner	—	(386)
Advances to unconsolidated joint venture	(74,873)	—
Collection of advances to unconsolidated joint venture	74,873	—
Funding of mortgage note receivable	(27,444)	—
Payments received under master lease agreements	883	3,549
Payment of leasing fees	(1,529)	(1,318)

Net cash used in investing activities	$(100,445)	$(149,648)

See accompanying notes to consolidated financial statements.

INLAND RETAIL REAL ESTATE TRUST, INC.
Consolidated Statements of Cash Flows
(Continued)
For the Nine Months Ended September 30, 2006 and 2005
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2006	2005
Cash flows from financing activities:
Proceeds from DRP	$90,062	$84,554
Purchase of shares through ESPP and exercise of stock options and warrants	799	—
Payment of SRP	(37,357)	(35,317)
Proceeds from issuance of mortgage payable	5,441	79,737
Proceeds from unsecured line of credit	—	35,000
Principal payments of mortgage payable-balloon	(57,282)	(10,574)
Principal payments of mortgage payable-amortization	(2,476)	(2,189)
Payoff of unsecured line of credit	—	(25,000)
Payment of loan fees and deposits	(117)	(1,351)
Distributions paid	(162,509)	(157,654)

Net cash used in financing activities	$(163,439)	$(32,794)

Net (decrease)/increase in cash and cash equivalents	(57,087)	22,389
Cash and cash equivalents, at beginning of period	91,426	99,540

Cash and cash equivalents, at end of period	$34,339	$121,929

Supplemental cash flow disclosure, including non-cash activities:
Cash paid for interest	$91,959	$85,763
Capitalized interest	444	392
Distributions payable	18,205	17,872
Investment properties additions resulting from increase in change in development costs payables	532	1,760
Investment property addition resulting from forgiveness of notes receivable	448	—
See accompanying notes to consolidated financial statements.

The accompanying consolidated financial statements have been prepared in accordance with U. S. generally accepted accounting principles (GAAP) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. Readers of this Quarterly Report should refer to the audited financial statements of Inland Retail Real Estate Trust, Inc. for the fiscal year ended December 31, 2005, which are included in our 2005 Annual Report, as certain footnote disclosures contained in such audited financial statements have been omitted from this Quarterly Report.
1. Organization and Basis of Accounting
Inland Retail Real Estate Trust, Inc. (IRRETI) was formed to acquire and manage a diversified portfolio of real estate, primarily multi-tenant shopping centers. We initially focused on acquiring properties in the southeastern states, primarily Florida, Georgia, North Carolina and South Carolina. We have also acquired properties in 21 other states including single-user retail properties in locations throughout the United States.
On October 20, 2006, we and Developers Diversified Realty Corporation (DDR) and DDR IRR Acquisition LLC (Merger Sub) entered into an Agreement and Plan of Merger (the Merger Agreement). Under the Merger Agreement, we will merge with and into Merger Sub (the Merger), with Merger Sub continuing after the merger as the surviving entity and as a subsidiary of DDR.
At the effective time of the Merger, (i) each outstanding share of our common stock will be converted into the right to receive $14 per share in cash without interest plus an amount equal to $0.069167 multiplied by the quotient of: (a) the number of days between the last day of the last month for which we paid a full monthly dividend, and the closing date of the Merger, over (b) the number of days in the month in which the closing occurs, without interest, subject to adjustment in certain circumstances (the Merger Consideration). DDR may at their option elect to issue up to $4 per share of the Merger Consideration in the form of common shares of DDR (DDR Common Stock), which DDR Common Stock valuation will be based on the l0-day average closing price of DDR Common Stock two days prior to our stockholders’ meeting to approve the Merger Agreement (a Stock Election). DDR may make a Stock Election up to 15 days prior to our stockholders’ meeting. DDR may revoke a Stock Election at any time so long as such revocation would not make it reasonably necessary to delay our stockholders’ meeting for more than 10 business days.
Each outstanding and unexercised option to purchase our common stock will be fully accelerated and converted into the right to receive cash equal to the product of (a) the excess, if any, of $14 per share over the exercise price of the option, and (b) the number of shares of our common stock issuable pursuant to the unexercised portion of such option.
We have agreed to use our reasonable best efforts to cause each outstanding warrant to purchase our common stock to be either exercised and cancelled in accordance with the terms of the warrant, or to have the warrant holder agree to receive the product of (a) the excess, if any, of $14 per share over the exercise price of the warrant, and (b) the number of shares of our common stock subject to the warrant in exchange for cancellation of such warrant.
Each share of restricted stock of ours will be fully accelerated and the contractual restrictions thereon will terminate.
The Merger Agreement has been unanimously approved by the Board of Directors of DDR, and has been unanimously approved by our Board of Directors, with two of our related party directors recusing themselves.

The Merger Agreement requires the closing of the Merger to occur within two business days after all of the closing conditions have been satisfied, unless the parties mutually agree to hold the closing at a later date. We expect the Merger to be consummated shortly after our shareholders’ meeting to approve the Merger, which we expect to occur in the first quarter of 2007.
We have agreed that, if directed by DDR, we will enter into one or more real estate purchase agreements pursuant with DDR or their designee, pursuant to which DDR or the designee would purchase certain real estate assets and/or equity interest from us. The closing of the asset sales would occur immediately prior to the effective time of the Merger.
We have also agreed to immediately suspend our DRP, ESPP and SRP. These plans will thereafter be terminated by us, as of the effective time of the Merger.
The Merger Agreement contains customary representations and warranties of ours regarding certain aspects of our business and properties and other matters pertaining to the Merger and also contains customary representations and warranties of DDR and Merger Sub regarding various matters pertinent to the Merger. The Merger Agreement contains representations and warranties that the parties have made to each other as of specific dates.
In the event that the Merger Agreement is terminated under certain circumstances, as defined, including but not limited to, us entering into a definitive agreement providing us with a superior offer, we will be obligated to pay DDR a termination fee equal to $80,000 plus DDR’s expenses.
As a result of the proposed merger, we do not intend to hold an annual stockholder meeting and instead will hold a special meeting to vote on the proposed merger.
Additional information on this proposed transaction is included in our Current Report on Form 8-K, filed with SEC on October 24, 2006.
We are qualified and have elected to be taxed as a Real Estate Investment Trust (REIT) under section 856 through 860 of the Internal Revenue Code of 1986. Since we qualify for taxation as a REIT, we generally will not be subject to Federal income tax to the extent we distribute at least 90% of our REIT taxable income to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to Federal income tax on our taxable income at regular corporate tax rates. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property and Federal income and excise taxes on our undistributed income.
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.
All amounts in this Form 10-Q are stated in thousands with the exception of square footage, acreage, per share amounts and number of properties.
Certain reclassifications have been made to the 2005 financial statements to conform to the 2006 presentation.
We consider all demand deposits, money market accounts and investments in repurchase agreements purchased with a maturity of three months or less, at the date of purchase, to be cash equivalents. We
See accompanying notes to consolidated financial statements.

maintain our cash and cash equivalents at financial institutions. At times, the combined account balances at one or more of these institutions exceed the Federal Depository Insurance Corporation (FDIC) insurance coverage and, as result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. We believe we mitigate this risk by investing in or through major financial institutions.
Investment in securities at September 30, 2006 consist primarily of stock investments in various REITs and are classified as available-for-sale securities and recorded at fair value. A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction in the carrying amount to fair value and would be reflected as a realized loss. As of September 30, 2006, no investment in securities were considered impaired. Additionally, we have purchased securities through a margin account. As of September 30, 2006 and December 31, 2005, we have recorded a payable of $3,976 and $3,720, respectively, for securities purchased on margin which are included as a component of mortgages and notes payable in our accompanying Consolidated Financial Statements. During the three months ended September 30, 2006 and 2005, we realized net gains of none and $10, respectively, on the sale of investment securities. During the nine months ended September 30, 2006 and 2005, we realized net gains of $50 and $36, respectively, on the sale of investment securities. Of the investment securities held on September 30, 2006 and December 31, 2005, we have accumulated other comprehensive income of $4,958 and $5,601, respectively.
In conjunction with certain acquisitions, we receive payments under master lease agreements pertaining to certain non-revenue producing spaces either at the time of, or subsequent to, the purchase of some of our properties. GAAP requires that as these payments are received they are recorded as a reduction in the purchase price of the related properties rather than as rental income. These master leases were established at the time of purchase in order to mitigate the potential negative effects of loss of rent and expense reimbursements on non-revenue producing spaces. Master lease payments are received through a draw of funds escrowed at the time of purchase and may cover a period from one to three years. These funds may be released to either us or the seller when certain leasing conditions are met. Restricted cash includes funds received by third party escrow agents, from sellers, pertaining to master lease agreements. We record such escrows as both an asset and a corresponding liability, until certain leasing conditions are met.
We capitalize costs incurred during the development period, including construction, insurance, architectural costs, legal fees, interest and other financing costs, and real estate taxes. The development period is considered to end once 60% of the tenants receive their certificates of occupancy. At such time those costs included in developments in progress are reclassified to land and building and other improvements. Development costs payable of $3,432 and $2,900 at September 30, 2006 and December 31, 2005, respectively, consist of retainage and other costs incurred and not yet paid pertaining to the development projects.
We perform impairment analysis for our long-lived assets in accordance with Statement of Financial Accounting Standards No. 144 (SFAS 144), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, to ensure that the investment property’s carrying value does not exceed its fair value. In our judgment no provision for asset impairment was considered necessary for the three or nine months ended September 30, 2006 and 2005.
Depreciation expense is computed using the straight-line method. Building and other improvements are depreciated based upon estimated useful lives of thirty years for building and improvements and fifteen years for site improvements as a component of depreciation and amortization expense. In leasing tenant space, we may provide funding to the lessee through a tenant allowance. In accounting for a tenant allowance, we determine whether the allowance represents funding for the construction of leasehold improvements and evaluate the ownership, for accounting purposes, of such
See accompanying notes to consolidated financial statements.

improvements. If we are considered the owner of the leasehold improvements for accounting purposes, we capitalize the amount of the tenant allowance and depreciate it on a straight-line basis over the life of the related lease as a component of depreciation and amortization expense. If the tenant allowance represents a payment for a purpose other than funding leasehold improvements, or in the event we are not considered the owner of the improvements for accounting purposes, the allowance is considered to be a lease incentive and is recognized over the lease term as a reduction of rental revenue. Determination of the accounting for a tenant allowance is made on a case-by-case basis, considering the facts and circumstances of the individual tenant lease.
In accordance with Statement of Financial Accounting Standards No. 141 (SFAS 141), Business Combinations, we allocate the purchase price of each acquired investment property between land, building and other improvements and other intangibles including acquired above and below market leases, in-place lease and any assumed financing that is determined to be above or below market terms. For the nine months ended September 30, 2006, we recognized upon acquisition additional intangible assets for acquired in-place leases and above market leases, and intangible liabilities for acquired below market leases, of $1,211, none and none, respectively.
Amortization pertaining to the above market lease costs is applied as a reduction to rental income. Amortization pertaining to the above market lease costs for the three months ended September 30, 2006 and 2005 was $1,818 and $1,883, respectively. Amortization pertaining to the above market lease costs for the nine months ended September 30, 2006 and 2005 was $5,439 and $5,480, respectively. Amortization pertaining to the below market lease costs was applied as an increase to rental income. Amortization pertaining to the below market lease costs for the three months ended September 30, 2006 and 2005 was $1,993 and $1,456, respectively. Amortization pertaining to the below market lease costs for the nine months ended September 30, 2006 and 2005 was $4,642 and $5,051, respectively. We incurred amortization, included as a component of depreciation and amortization expense, pertaining to acquired in-place lease intangibles of $4,899 and $5,033 for the three months ended September 30, 2006 and 2005, respectively. We incurred amortization expense pertaining to acquired in-place lease intangibles of $14,695 and $16,048 for the nine months ended September 30, 2006 and 2005, respectively.
In accordance with SFAS 141, we are required to write-off any remaining intangible asset and liability balances when a tenant terminates a lease before the stated lease expiration date. Write-offs of above market lease intangibles of $289 and $164 were recorded as a reduction to rental income for the three months ended September 30, 2006 and 2005, respectively. Write-offs of above market lease intangibles of $775 and $273 were recorded as a reduction to rental income for the nine months ended September 30, 2006 and 2005, respectively. Write-offs of below market lease intangibles of $742 and $180 were recorded as an increase to rental income for the three months ended September 30, 2006 and 2005, respectively. Write-offs of below market lease intangibles of $807 and $669 were recorded as an increase to rental income for the nine months ended September 30, 2006 and 2005, respectively. In addition, we incurred write-offs pertaining to acquired in-place lease intangibles of $756 and $381 for the three months ended September 30, 2006 and 2005, respectively. We incurred write-offs pertaining to acquired in-place lease intangibles of $1,560 and $1,713 for the nine months ended September 30, 2006 and 2005, respectively.
We have recorded goodwill as part of the 2004 business combination. These amounts are not amortized, per SFAS 141, but are reviewed for possible impairment on an annual basis, or more frequently to the extent that circumstances suggest such a review is needed. In our judgment no impairment loss was considered necessary for the year ended December 31, 2005 and no subsequent circumstances have caused us to review goodwill for possible impairment as of September 30, 2006.
See accompanying notes to consolidated financial statements.

We periodically evaluate the collectability of amounts due from tenants and maintain an allowance for doubtful accounts ($5,298 and $4,998 as of September 30, 2006 and December 31, 2005, respectively) for estimated losses resulting from the inability of tenants to make required payments under their lease agreement. In addition, we also maintain an allowance for receivables arising from the straight-lining of rents ($287 and $724 as of September 30, 2006 and December 31, 2005, respectively). The straight-line receivable arises from earnings recognized in excess of amounts currently due under the lease agreements. We exercise judgment using specific identification in establishing these allowances and consider payment history and current credit status in developing these estimates.
A note receivable may be considered impaired pursuant to criteria established in Statement of Financial Accounting Standards No. 114 (SFAS 114), Accounting by Creditors for Impairment of a Loan. Pursuant to SFAS 114, a note is impaired if it is probable that we will not collect all principal and interest contractually due. The impairment is measured based on the present value of expected future cash flows discounted at the note’s effective interest rate. When ultimate collectability of the principal balance of the impaired note is in doubt, all cash receipts on impaired notes are applied to reduce the principal amount of such notes until the principal has been recovered. All cash receipts recognized thereafter are recorded as interest income. As of September 30, 2006 and December 31, 2005, there were $3,150 and $448 in notes receivables, respectively, which were included in developments in progress on our accompanying Consolidated Financial Statements. Subsequent to September 30, 2006, the $3,150 note receivable was repaid in connection with the closing of an earnout at one of our existing properties. Based on our judgment, no notes receivable were impaired as of September 30, 2006 or December 31, 2005.
On December 16, 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123R (SFAS 123R), Accounting for Stock-Based Compensation as amended. SFAS 123R replaces SFAS No. 123, as amended by SFAS No. 148, which we adopted on January 1, 2003. SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements and be measured based on the fair value of the equity or liability instruments issued. SFAS 123R is effective as of the first annual reporting period that begins after September 15, 2005. SFAS 123R did not have a material effect on our consolidated financial statements.
In March 2005, the FASB issued Interpretation No. 47 (FIN 47), Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143. FIN 47 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred, generally upon acquisition, construction, or development and through the normal operation of the asset. This interpretation is effective no later than the end of fiscal years ending after December 31, 2005. FIN 47 did not have a material effect on our consolidated financial statements.
In September 2005, the FASB ratified the consensus by the Emerging Issues Task Force (EITF) regarding EITF 04-05, Determining Whether a General Partner or the General Partners, as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners have Certain Rights. This consensus established the presumption that general partners in a limited partnership control that limited partnership regardless of the extent of the general partners’ ownership interest in the limited partnership. The consensus further establishes that the rights of the limited partners can overcome the presumption of control by the general partners, if the limited partners have either (a) the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights. Whether the presumption of control is overcome is a matter of judgment based on the facts and circumstances, for which the consensus provides additional guidance. This consensus applies to limited partnerships or similar entities, such as limited liability companies that have
See accompanying notes to consolidated financial statements.

governing provisions that are the functional equivalent of a limited partnership. EITF 04-05 did not have a material effect on our consolidated financial statements.
2. Basis of Presentation
The accompanying Consolidated Financial Statements include our accounts, all wholly owned subsidiaries and consolidated joint venture investments and the accounts of Inland Retail Real Estate Limited Partnership (IRRELP), our operating partnership. Wholly owned subsidiaries generally consist of limited liability companies (LLCs), limited partnerships or other entities for which separate financial records are maintained. The effects of all significant inter-company transactions have been eliminated.
Prior to August 31, 2005, we had a 98.97% ownership interest in the LLC which owns Birkdale Village. Crosland/Pappas Birkdale Holdings, LLC (Crosland) had a 1.03% minority ownership interest. On August 31, 2005, we acquired the 1.03% minority interest in the LLC from Crosland for $455 pursuant to Crosland’s put right included in the LLC agreement. Beginning September 1, 2005, 100% of the operations of Birkdale Village are reflected in the accompanying Consolidated Financial Statements.
We have a 20% ownership interest in and are the managing member of Inland-SAU Retail Fund, L.L.C. (SAU JV), which management determined is not a variable interest entity. We account for our investment in this joint venture using the equity method of accounting. See Note 8, Investment in Unconsolidated Joint Venture for further discussion.
On February 17, 2006, Inland Retail TRS Corp. (TRS), a wholly owned taxable REIT subsidiary, was formed for the purpose of acquiring land and property for development/redevelopment and subsequent sale to third parties. It was also formed for other business ventures and activities that fall outside of our normal core business of acquiring and managing a diversified portfolio of real estate. Taxable REIT subsidiaries are fully taxable corporations that are owned by a REIT and can engage in activities that would otherwise jeopardize REIT status or subject the REIT to tax if conducted directly by the REIT.
On July 13, 2006, the TRS entered into a Joint Development Agreement with Paradise Development Group, Inc. (PDG), an experienced real estate developer based in Florida. Under the terms of the agreement, we shall have the option to elect to invest (equity participation) in certain retail and residential development projects of PDG. We have the right to contribute up to $15,000 in equity. We will account for our investment in this joint venture using the equity method of accounting.
3. Related Party Transactions
Daniel L. Goodwin and G. Joseph Cosenza are shareholders of ours and we have non-compensatory consulting agreements with both of them. Mr. Goodwin has agreed to advise us on business strategy and Mr. Cosenza has agreed to advise us on property acquisitions. Mr. Goodwin is the Chairman of The Inland Real Estate Group of Companies. As a shareholder of ours, Mr. Goodwin directly or indirectly controls 17,704 shares, or 6.73%, of our common stock as of September 30, 2006. Mr. Goodwin serves as the Chairman of our Management and Disclosure Committee, or MDC, which consists of senior Company officers, our inside directors and Mr. Goodwin, among others. The purpose of the MDC is to provide advice to our CEO and to the Board of Directors, in accordance with Mr. Goodwin’s consulting agreement signed in connection with our acquisition of the property managers and advisor in December 2004 (the business combination) and as required by a Special Committee of our Board. Strategic initiatives and general operating issues are discussed at these meetings. The MDC does not make day-to-day business decisions. Mr. Goodwin and certain other of The Inland Real Estate Group of Companies executives are required to perform these services for no compensation. MDC meetings are generally held monthly and we determine the agenda for MDC meetings. As of December 31, 2005, Robert D. Parks, who is a shareholder of ours, was Chairman of our Board of Directors. We have a non-compensatory
See accompanying notes to consolidated financial statements.

consulting agreement with Mr. Parks to advise us on matters within his expertise and relating to our business, and to attend certain meetings of our management team. Thomas P. McGuinness is our Chief Operating Officer (COO) and is also a shareholder of ours. We have a compensatory arrangement for his services as our COO and a non-compensatory agreement with him regarding his advice on property management and leasing. On March 3, 2006, Mr. Parks resigned as the Chairman of our Board of Directors, at which time Richard Imperiale, a director, was selected by the Board of Directors to serve as our Chairman and Mr. McGuinness was appointed as a director to fill the vacancy. Mr. Parks continues to serve on the MDC.
Mr. Goodwin, Mr. Parks and Mr. Cosenza also may own interests in and may be officers and/or directors of certain companies that indirectly own or control the companies which provide services to us and are listed in the chart below and in the following paragraphs.

Company Name	Services Provided
Inland Communications, Inc.	Marketing, communications and media relations services

Inland Office Management and Services, Inc. and Inland Facilities Management, Inc.	Office and facilities management services

The Inland Real Estate Group, Inc.	Legal and advisory services

Inland Human Resource Services, Inc.	Pre-employment, new-hire, human resources, benefit administration and payroll and tax administration services

Investors Property Tax Services, Inc.	Property tax payment and processing services and real estate tax assessment reduction services

Inland Computer Services, Inc.	Data processing, computer equipment and support services, and other information technology services

Inland Risk and Insurance Management Services, Inc.	Risk and insurance management services

Inland Real Estate Acquisitions, Inc.	Negotiate property acquisitions, due diligence analysis and other services
The costs of the above services are included in general and administrative expenses, property operating expenses or are capitalized as part of property acquisitions. During the three months ended September 30, 2006 and 2005, we paid $293 and $343, respectively, for all the services above. During the nine months ended September 30, 2006 and 2005, we paid $1,540 and $1,712, respectively, for all the services above. Of these services $126 and $84 remain unpaid as of September 30, 2006 and December 31, 2005, respectively.
We have chosen to use these services rather than administer them internally because we have the availability of highly experienced professionals who charge us rates we believe are billed at their cost and which we believe are at or below market. Further, we only incur the cost for these services as we need them and are able to avail ourselves of the quantity discounts and purchasing power of The Inland Real
See accompanying notes to consolidated financial statements.

Estate Group of Companies. If we are able to obtain these services on a more favorable basis elsewhere, or if we believe we can perform them in house at less cost, we can terminate these agreements.
Inland Mortgage Servicing Corp. provides loan servicing to us for an annual fee. Such costs are included in general and administrative expenses. A previous agreement allowed for annual fees totaling 0.03% of the first $1,000,000 of the mortgage balance outstanding and 0.01% of the remaining mortgage balance, payable monthly. On April 1, 2004, we entered into a new agreement for an initial term of one year, and which continues each year thereafter unless terminated. The fee structure from April 1, 2004 to April 1, 2006, required monthly payments of one hundred seventy-five dollars per loan serviced. Effective April 1, 2006, the fee structure was amended to require monthly payments of one hundred-fifty dollars per loan serviced. The fee increases to two hundred dollars per loan should the number of loans serviced fall below one hundred. Such fees totaled $94 and $109 for the three months ended September 30, 2006 and 2005, respectively. These same fees totaled $296 and $326 for the nine months ended September 30, 2006 and 2005, respectively. None remain unpaid as of September 30, 2006 and December 31, 2005.
Inland Investment Advisors, Inc. provides investment advisory services for our investment securities for a monthly fee. Prior to May 1, 2006, the agreement required us to pay a fee of 0.75% per annum (paid monthly) based on the average daily net asset value of any investments under management. Effective May 1, 2006, the fee was amended allowing annual fees (paid monthly) totaling 1.0% of the first $10,000 of assets, 0.90% of assets from $10,000 to $25,000, 0.80% of assets from $25,000 to $50,000 and 0.75% of the remaining balance. Such fees are included in general and administrative expenses and totaled $47 and $36 for the three months ended September 30, 2006 and 2005, respectively. These same fees totaled $155 and $89 for the nine months ended September 30, 2006 and 2005, respectively. Of these services $31 and none remain unpaid as of September 30, 2006 and December 31, 2005, respectively.
Inland Mortgage Corporation provides services to procure and facilitate the mortgage financing that we obtain with respect to the properties purchased. Such costs are capitalized as loan fees and amortized to interest expense over the respective loan term. During the three months ended September 30, 2006 and 2005, we incurred loan fees totaling none and $63, respectively. During the nine months ended September 30, 2006 and 2005, we incurred loan fees totaling $11 and $174, respectively. None remain unpaid as of September 30, 2006 and December 31, 2005.
Metropolitan Construction Services (Metro) provides general contracting services for tenant improvements, on-going repairs and maintenance and capital improvement projects. During the three months ended September 30, 2006 and 2005, we incurred $1,604 and $2,703, respectively, for these services. During the nine months ended September 30, 2006 and 2005, we incurred $5,456 and $5,916, respectively, for these services. Of these services $115 and $330 remain unpaid as of September 30, 2006 and December 31, 2005, respectively. We believe a substantial portion of the amount incurred by Metro is used to honor their obligations to subcontractors.
In May 2005, an affiliate of The Inland Real Estate Group of Companies purchased the building which houses our corporate headquarters located in Oak Brook, Illinois and assumed our office lease from the previous landlord. Our annual rent is approximately $300, of which we paid approximately $75 to this affiliate for each of the three months ended September 30, 2006 and 2005. These same fees totaled $225 and $125 for the nine months ended September 30, 2006 and 2005, respectively. None remain unpaid as of September 30, 2006 and December 31, 2005.
4. Stock Plans and Soliciting Dealer Warrants
On October 20, 2006, we entered into a Merger Agreement with DDR. As part of this agreement we suspended our DRP, SRP, ESPP and EAP and we have agreed to use our reasonable best efforts to cause
See accompanying notes to consolidated financial statements.

each outstanding warrant to purchase our stock to be either exercised or cancelled prior to the closing date of the merger.
Our Independent Director Stock Option Plan, subject to certain conditions, provides for the grant of options to acquire initial shares to each independent director following their appointment and for the grant of additional options to acquire subsequent shares on the date of each annual shareholders’ meeting. The initial options were exercisable at $9.05 per share. The subsequent options were exercisable at the fair market value of a share on the last business day preceding the annual meeting of shareholders. As of September 30, 2006 and December 31, 2005, 8 options had been exercised. As of September 30, 2006 and December 31, 2005, options to acquire 14 shares of common stock were outstanding.
In addition to selling commissions, the dealer manager of our offerings, an affiliate of our former advisor, had the right to purchase soliciting dealer warrants which are re-allowed to the soliciting dealer. The holder of a soliciting dealer warrant was entitled to purchase one share from us at a price of $12.00 per share during the period commencing one year from the date of the first issuance of any of the soliciting dealer warrants and ending five years after the effective date of each offering. As of September 30, 2006 and December 31, 2005, 8,551 warrants had been issued. As of September 30, 2006 and December 31, 2005, 2,507 and 547 warrants have expired, respectively. As of September 30, 2006, 56 warrants had also been exercised.
On August 23, 2005, our shareholders approved an EAP and an ESPP. The EAP allowed certain of our employees to be awarded stock shares and/or stock options. The purpose of the EAP was to provide an incentive to certain employees so that we could retain executive level talent. The EAP was available only to employees of ours. We reserved 300 shares of common stock under the EAP with awards to be granted prior to June 2015. On April 1, 2006, approximately 8 unvested restricted shares and approximately 8 unvested options were issued under the EAP. The unvested restricted shares and unvested options would vest 20% per year beginning on March 31, 2007. We granted 25 stock options to acquire 25 shares of stock to an executive employee at an exercise price of $10.75 per share with a term of ten years. The executive employee resigned on June 12, 2006 and these options would vest in June 2008 if certain conditions were met under the terms of a separation agreement. Under the separation agreement, this former executive employee was also issued twelve-hundred five shares under the EAP. As of September 30, 2006, unvested restricted shares and options to acquire an aggregate of approximately 42 shares remained outstanding.
The ESPP allowed our employees to purchase our shares of stock on favorable terms and pay for the purchases through periodic payroll deductions all in accordance with current Internal Revenue Service rules and regulations. The purpose of the ESPP was to provide our employees with an opportunity to have a stake in the success of our company. The ESPP was available only to employees of ours. We reserved 200 shares of common stock under the ESPP. The ESPP became available to our employees on January 1, 2006. The purchase price of the shares was at 85% of fair market value and be limited to 5 shares or $25 per employee per calendar year. We incurred, as an expense, the 15% discount. As of September 30, 2006, approximately 12 shares were issued to our employees through the ESPP, at a total purchase price of approximately $111. For the three and nine months ended September 30, 2006, we incurred $6 and $20 of expense, respectively.
Stock options granted and the awards and stocks issued under the EAP and ESPP were accounted for in accordance with SFAS 123R and did not have a material effect upon our accompanying Consolidated Financial Statements.
5. Leases
Master Lease Agreements
See accompanying notes to consolidated financial statements.

In conjunction with certain acquisitions, we receive payments under master lease agreements pertaining to some non-revenue producing spaces at the time of purchase, for periods ranging from one to three years after the date of the purchase or until the spaces are leased. GAAP requires that as these payments are received, they are recorded as a reduction in the purchase price of the respective property rather than as rental income. The cumulative amount of such payments was $23,260 and $22,377 as of September 30, 2006 and December 31, 2005, respectively.
Operating Leases
Certain tenant leases contain provisions providing for stepped rent increases and rent abatements. GAAP requires us to record rental income for the period of occupancy using the effective monthly rent, which is the average monthly rent for the entire period of occupancy during the term of the lease. As a direct result of recording the effective monthly rent, the accompanying Consolidated Financial Statements include a net increase in rental income of $2,000 and $3,454 for the three months ended September 30, 2006 and 2005, respectively, and $5,207 and $8,853 for the nine months ended September 30, 2006 and 2005, respectively. The related accounts and rents receivable, net of allowance, as of September 30, 2006 and December 31, 2005 were $37,572 and $32,528, respectively. We anticipate collecting these amounts over the terms of the related leases as scheduled rent payments are made.
6. Mortgages and Notes Payable
We believe we can achieve the optimum balance between risk and return to our shareholders by leveraging our properties at approximately 50% to 60% of their value. We also believe that we can borrow at the lowest overall cost of funds by placing individual financing on each of the properties. Accordingly, mortgage loans have generally been placed on each property at the time that the property is purchased, or shortly thereafter, with the property securing the financing.
For the nine months ended September 30, 2006, we closed on mortgage debt with a principal amount of $5,441, and repaid mortgage debt of $59,758, including mortgage amortization. The weighted average cost of funds as of September 30, 2006 was approximately 5.28%.
Individual decisions regarding interest rates, loan-to-value, fixed versus variable rate financing, maturity dates and related matters are often based on the condition of the financial markets at the time the debt is placed. Although the loans placed by us are generally non-recourse, occasionally, when it is deemed to be advantageous, we may guarantee all or a portion of the debt. At times, we have borrowed funds as part of a cross-collateralized package, with cross-default provisions, in order to enhance the benefits of the financing. In those circumstances, one or more of the properties may secure the debt of another of our properties.
The following table shows the debt maturing during the next five years and thereafter.

	2006	2007	2008	2009	2010	Thereafter	Total
Maturing debt:*
Fixed rate debt	$5,342	$101,303	$200,797	$347,545	$990,305	$384,431	$2,029,723
Variable rate debt	12,875	173,891	31,575	4,400	—	—	222,741

	$18,217	$275,194	$232,372	$351,945	$990,305	$384,431	$2,252,464

Weighted average interest rate on maturing debt:
Fixed rate debt	6.37%	5.86%	5.17%	5.11%	4.76%	5.68%
Variable rate debt	7.09%	6.92%	7.06%	7.18%	N/A	N/A
See accompanying notes to consolidated financial statements.

*	The debt maturity table does not include any premiums associated with debt assumed at acquisition of which $8,027, net of accumulated amortization, is outstanding as of September 30, 2006.
The principal balance of $222,741, or 9.89%, of our mortgages payable at September 30, 2006 have a weighted average variable interest rate of 6.95%. An increase in the variable interest rate on certain mortgages payable constitutes a market risk.
The majority of our loans require monthly payments of interest only, although some loans require principal and interest payments, as well as reserves for taxes, insurance, and certain other costs. Interest on variable rate loans are currently based on LIBOR (London Inter-Bank Offering Rate which is a financial industry standard benchmark rate), plus a spread ranging from 132 to 185 basis points. Variable rate loans may be prepaid without penalty, while fixed-rate loans generally may be prepaid with a penalty, after specific lockout periods.
We paid off or refinanced all of the debt that matured during the nine months ended September 30, 2006 and 2005. We intend to pay off or refinance all debt that matures in 2006.
On March 24, 2006, we renewed our $100,000 line of credit with three financial institutions of which no funds were outstanding at September 30, 2006, with a maturity date of May 6, 2007. This line of credit has an accordion feature which will allow us to increase the line of credit up to $250,000 if the need arises. The line of credit is available to us for one year with an option to renew annually for two consecutive years. This facility requires that we comply with certain financial covenants, which include a limitation on the ratio of our debt to the value of our total assets, based on a specific formula, as well as the level of our earnings before interest, taxes, depreciation and amortization (EBITDA) as compared to overall interest expense. We were in compliance with those covenants for the reporting period ending September 30, 2006. This line of credit gives us flexibility in fulfilling our acquisition strategy, funding our development activities and maintaining overall liquidity to meet operating requirements.
We have purchased a portion of our marketable securities through a margin account. As of September 30, 2006 and December 31, 2005, we have recorded a payable of $3,976 and $3,720, respectively, for securities purchased on margin which are included as a component of mortgages and notes payable. The margin account bears a variable interest rate of LIBOR plus 50 basis points. As of September 30, 2006, the interest rate was 5.82%.
7. Mortgage Note Receivable
On August 8, 2006, we funded a $27,444 mortgage note receivable to an unrelated third party, secured by a property known as East Lloyd Commons Shopping Center, located in Evansville, Indiana. The note maintains a stated interest rate of 7.25% per annum and has a maturity date of December 31, 2006. The note requires monthly interest payments only and a final balloon payment due at maturity.
8. Investment in Unconsolidated Joint Venture
Inland-SAU Retail Fund, L.L.C. (SAU JV) was formed on May 13, 2005. SAU JV is a strategic joint venture formed between us and Special Account-U, L.P. (SAU), an affiliate of Henderson Global Investors (North America) Inc., an advisor to an institutional investor. On July 19, 2006, an amendment to the original agreement was signed. Under the original joint venture agreement, SAU was to contribute 80% of the equity capital (up to $100,000) and we would contribute 20% of the equity capital (up to $25,000). Under the amended agreement, SAU increased their commitment by an additional $50,000, for an aggregate of $150,000 and we increased our commitment by an additional $12,500, for an aggregate of $37,500. As of September 30, 2006 and December 31, 2005, we had contributed approximately $21,900 and $15,300, respectively. Funds contributed to SAU JV will be used primarily to acquire properties
See accompanying notes to consolidated financial statements.

located east of the Mississippi that satisfy certain investment guidelines (unless waived by the parties), in addition to our current acquisition underwriting guidelines. SAU JV owned 27 and 21 properties as of September 30, 2006 and December 31, 2005, respectively.
Cash flow from the operations of the retail properties is to be distributed monthly to SAU and us according to our percentage interests, currently 80% and 20%, respectively. For the three months ended September 30, 2006 and 2005, we received approximately $172 and $23, respectively, in distributions of cash flow from operations. For the nine months ended September 30, 2006 and 2005, we received approximately $727 and $23, respectively, in distributions of cash flow from operations.
SAU JV’s profit and loss for each year is to be allocated to SAU and us in amounts necessary to cause our respective capital accounts to reflect the distribution of cash flow from a hypothetical liquidation of SAU JV’s assets and liabilities. Our portion of SAU JV’s net loss was $109 and $3 for the three months ended September 30, 2006 and 2005, respectively, which is recorded as a component of other income in the accompanying Consolidated Financial Statements. Our portion of SAU JV’s net loss was $297 and $3 for the nine months ended September 30, 2006 and 2005, respectively, which is recorded as a component of other income in the accompanying Consolidated Financial Statements. However, in any year we are paid an incentive distribution, we will receive a special allocation in an amount equal to such incentive distribution. Any special allocations to us will reduce profit or increase the loss to be allocated to SAU and us.
SAU JV intends to obtain non-recourse debt financing from our joint venture partner or other institutional lenders in an amount no greater than 65% of the total cost of each acquired property. SAU JV anticipates that such debt financings will be interest only, having fixed or variable rates with scheduled maturities of five to seven years. In order to expedite the acquisition of a retail property, either SAU or we may advance funds to SAU JV until debt financing is obtained. Such advances will be evidenced by a note due on demand, bearing a market rate of interest and secured by the respective retail property. During the nine months ended September 30, 2006, we funded approximately $75,000 of advances to SAU. None remain unpaid as of September 30, 2006 and December 31, 2005.
The acquisition fees we earned relative to the properties acquired by SAU JV are recorded as a component of other income in the accompanying Consolidated Financial Statements, net of the fees related to our 20% equity contribution to SAU JV, totaling approximately $39 and $247 for the three months ended September 30, 2006 and 2005, respectively and totaling approximately $356 and $247 for the nine months ended September 30, 2006 and 2005, respectively. SAU JV plans to acquire additional properties using leverage consistent with its existing business plan to achieve its investment objectives.
In addition to the SAU JV agreement, we also entered into a contract with a financial advisor to provide capital raising services related to SAU JV. We will pay them a fee equal to 2% of the capital contributed by SAU. This fee is earned by the financial advisor pro-rata over the five year period commencing one year from the date of each contribution, and is partially refundable to us if one of the SAU JV partners sells its ownership interest to the other at any point during that time. These fees are capitalized as part of our investment in this unconsolidated joint venture. One-half of the fees are payable thirty days after each SAU capital contribution and the other one-half are payable on the first anniversary of such contribution. Such fees totaled approximately $45 and $309 for the three months ended September 30, 2006 and 2005, respectively. Such fees totaled approximately $499 and $340 for the nine months ended September 30, 2006 and 2005, respectively. Fees of $655 and $981 remain unpaid as of September 30, 2006 and December 31, 2005, respectively.
Also as part of the SAU JV agreement, we will receive an annual asset management fee of 0.15% of the gross asset value for each property acquired, for as long as such property is owned by SAU JV. We earned asset management fees of approximately $114 and $12 for the three months ended September 30,
See accompanying notes to consolidated financial statements.

2006 and 2005, respectively, which are recorded as a component of other income in the accompanying Consolidated Financial Statements. We earned asset management fees of approximately $306 and $12 for the nine months ended September 30, 2006 and 2005, respectively, which are recorded as a component of other income in the accompanying Consolidated Financial Statements.
We, through our property management companies, provide management and leasing services to SAU JV for a monthly property management and leasing fee of 4.5% of actual gross income on the properties, payable monthly, in arrears. We earned property management fees of approximately $284 and $27 for the three months ended September 30, 2006 and 2005, respectively, which are recorded as a component of other income in our accompanying Consolidated Financial Statements. We earned property management fees of approximately $797 and $27 for the nine months ended September 30, 2006 and 2005, respectively, which are recorded as a component of other income in our accompanying Consolidated Financial Statements.
9. Recent Developments
During the nine months ended September 30, 2006, we acquired two single user retail properties and two land parcels for future development totaling approximately 27,800 square feet and 24 acres, respectively, for an aggregate gross purchase price of $22,105. We also funded three earnouts for an aggregate gross purchase price of $4,009, placed one 10,000 square foot development property into service and completed the construction of an approximately 3,400 square foot building located on an outlot at one of our existing properties.
During the nine months ended September 30, 2006, we closed on two mortgages payable resulting in proceeds of $5,441. These mortgages payable have fixed interest rates of 4.86%. We paid off ten mortgages payable, with an average interest rate of 6.84%, totaling $54,215 that matured during the nine months ended September 30, 2006.
During the nine months ended September 30, 2006, SAU JV acquired six retail properties and an outlot totaling approximately 526,700 square feet and four acres, respectively, for an aggregate gross purchase price of approximately $89,072. In association with these acquisitions, SAU JV closed on six mortgages payable for approximately $57,349. These mortgages payable have fixed interest rates ranging from 5.31% to 5.97%.
On February 14, 2006, we received approximately five thousand shares of Sears Holding stock as an additional termination fee on the leases for three Kmart stores at three of our properties located in Plant City, Florida; Bradenton, Florida; and Macon, Georgia. In connection with the lease termination, we recorded lease termination fee income of approximately $628, which represents the value of the stock described above. This termination fee income is recorded as a component of other property income in our accompanying Consolidated Financial Statements.
On February 17, 2006, we formed Inland Retail TRS Corp. (TRS), a wholly owned taxable REIT subsidiary. On March 31, 2006, TRS acquired a property in Lakeland, Florida, with a vacant building of approximately 80,000 square feet to be redeveloped, for a gross purchase price of $3,900.
On March 16, 2006, the Board of Directors adopted the Second Amended and Restated Bylaws of Inland Retail Real Estate Trust, Inc. The amended bylaws contain substantial changes to the provisions in Article X (Indemnification) as well as ministerial corrections and changes to Articles III (Board of Directors), IV (Committees), and V (Officers).
On March 29, 2006, we entered into a lease termination agreement with a tenant relating to an approximately 42,000 square foot space at our property, located in Southern Pines, North Carolina, in
See accompanying notes to consolidated financial statements.

exchange for a lease termination payment of $3,325. In connection with this lease termination, we recorded lease termination fee income of $3,274, which represents the termination payment described above, less the write-off of intangible assets associated with the tenant’s lease and is recorded as a component of other property income in our accompanying Consolidated Financial Statements. The lender, holding a mortgage note secured by this property, required this lease termination to be deposited into an interest bearing escrow account with the lender to fund future disbursements to be made in connection with the re-tenanting of the vacated space.
On April 17, 2006, we received $4,040 as settlement of our bankruptcy claims related to Footstar, a former tenant who had leased an aggregate of 85,900 square feet at five of our retail centers. The bankruptcy settlement was recorded as a termination fee and is recorded as a component of other property income in our accompanying Consolidated Financial Statements.
On August 10, 2006, we entered into a $4,650 settlement agreement with the Florida Department of Transportation regarding the condemnation of 0.85 acre at our property known as Cortez Plaza, located in Bradenton, Florida. This settlement resulted in a gain of $3,043, which is recorded as a component of other income in our accompanying Consolidated Financial Statements. In connection with this settlement, the lender applied $3,067 to the outstanding principal of the mortgage payable secured by this property. The settlement agreement also provided funds of $650 for site restoration that were deposited into an interest bearing escrow account with the lender.
On September 19, 2006, we entered into a Multi-Site Agreement with Thomas Enterprises, Inc. (Thomas). Per the provisions of the agreement, Thomas waived the right to receive future earnout payments at three properties and received extensions in the amount of time allowed to be paid earnouts at three other properties. Thomas also agreed to assume responsibility for full payment and performance obligations associated with a negotiated agreement resulting from legal proceedings brought by an adjacent property owner regarding improper storm water drainage from our property known as Hiram Pavilion in Hiram, Georgia. In addition, Thomas agreed to indemnify and hold harmless us and the lender for Hiram Plaza from any claim, loss or expense associated with the aforementioned agreement or a drainage encroachment over and through an adjacent tract. In conjunction with this settlement, we forgave $104 in net receivables due from Thomas.
10. Segment Reporting
We own and seek to acquire multi-tenant shopping centers in the eastern United States. All of our shopping centers are currently located in Georgia, Florida, North Carolina, South Carolina, Pennsylvania, Virginia, Alabama, Tennessee, Ohio, New Jersey, Maryland, Texas, Connecticut, Massachusetts, Illinois, New York, Rhode Island, Wisconsin, West Virginia, Colorado, Michigan, Washington, California, Louisiana and Oklahoma. Our shopping centers are typically anchored by grocery and drug stores or other national/regional tenants and are complemented with additional stores providing a wide range of other goods and services to shoppers.
We assess and measure operating results on an individual property basis for each of our properties based on net property operations. Because all of our properties exhibit highly similar economic characteristics, cater to the day-to-day living needs of their respective surrounding communities, and offer similar degrees of risk and opportunities for growth, the properties have been aggregated and reported as one operating segment.
11. Earnings per Share
Basic earnings per share (EPS) is computed by dividing net income by the basic weighted average number of common shares outstanding for the period (the common shares). Diluted EPS is computed by
See accompanying notes to consolidated financial statements.

dividing net income by the common shares plus shares issuable upon exercise of existing options or other contracts calculated under the treasury method. As of September 30, 2006 and December 31, 2005, unvested restricted shares and options to acquire an aggregate of 56 and 14 shares of common stock, respectively, were outstanding. These options were not included in the computation of basic or diluted EPS as the effect would be immaterial. Pursuant to the 2004 business combination, 19,700 shares were held in escrow with 14,775 shares released on the first anniversary of the merger closing date and the balance, 4,925 shares, released on June 22, 2006.
As of September 30, 2006 and December 31, 2005, warrants to purchase 5,988 and 8,004 shares of common stock at a price of $12.00 per share were outstanding, respectively. These warrants were not included in the computation of diluted EPS because the exercise price of such warrants was greater than the fair market value of common shares. As of September 30, 2006, 56 warrants had been exercised and 2,507 warrants have expired.
The basic and diluted weighted average number of common shares outstanding were 261,130 and 254,274 for the nine months ended September 30, 2006 and 2005, respectively. The basic and diluted weighted average number of common shares outstanding were 262,796 and 255,744 for the three months ended September 30, 2006 and 2005, respectively.
12. Commitments and Contingencies
We are at various stages (including planning) in the development and redevelopment of twenty-one projects. Certain of our development projects are structured in conjunction with other developers. When we engage in these projects, we concurrently enter into a co-development agreement with an unrelated developer to oversee the project, including supervision of the general contractor and leasing activities. We only enter into these types of projects when at least one anchor tenant’s lease is signed, at which time we acquire the land. Under the co-development agreement, the developer is entitled to a base fee generally paid monthly and an incentive fee calculated on the operating cash flow of the project upon completion.
For those projects which we solely develop, we generally attempt to place as many tenants as possible under lease before we acquire the land. This reduces the risk associated with development. However, in certain circumstances, particularly if we believe land can be purchased at a favorable price, we may close on the land and develop the property at a later date. Prior to closing on any property we confirm that appropriate zoning exists, that utilities are or will be available to the site and that soil conditions allow for the construction of our intended development.
Several properties we have purchased have earnout components, meaning that we did not pay for portions of these properties that were not rent producing. We are obligated, under certain agreements, to pay a higher purchase price when such vacant space is rented, a tenant moves into its space and begins to pay rent. The earnout payments are based on a pre-determined formula applied to the rental rates achieved. Each earnout agreement has a time limit regarding the obligation to pay any additional monies. If at the end of the time period allowed, certain space has not been leased and occupied, we will own that space without any additional obligation. Based on pro forma leasing rates, we may pay as much as $8,752 in the future, as retail space covered by earnout agreements is occupied and becomes rent producing.
We periodically agree to fund construction costs related to the build-out of tenant spaces covered by earnout agreements at certain of our shopping centers. Each note receivable related to such funding requires monthly interest payments with the entire principal due at the earlier of maturity or at the time we make our earnout payment. Interest received on these notes is applied as a reduction to our final cost of the rental space covered by an earnout agreement.
See accompanying notes to consolidated financial statements.

At September 30, 2006 and December 31, 2005, notes receivable totaled $3,150 and $448, respectively, and was included in developments in progress on our accompanying Consolidated Financial Statements. Subsequent to September 30, 2006, the $3,150 note receivable was repaid in connection with the closing of an earnout at one of our existing properties. On February 20, 2006, we reached an agreement with the developer of one of our properties to forgive the $448 note receivable which matured on December 31, 2005. We funded the $448 as part of a construction loan with the developer who built a 12,000 square foot retail space but was unable to secure a tenant for the space as required under the terms of an earnout agreement. We determined that it was advantageous for us to receive a deed to the retail space and forgive the note because, in our judgment, it would have cost significantly more than $448 if we were to construct the property ourselves. The developer also agreed to pay interest on the loan owed through the date of the agreement.
On January 4, 2006, a citizen’s suit was brought against eighteen parties, including government officials, under the Resource Conservation and Recovery Act to clean up twelve sites in Jersey City, New Jersey on which chromium-bearing waste was generated by prior owners of those sites or on sites adjacent to those sites. The defendants include Inland Southeast Jersey City, L.L.C. (Inland Southeast), a wholly-owned subsidiary of a limited partnership subsidiary of ours, which owns one of the sites, known as 440 Commons (Property), a retail shopping center containing approximately 162,000 leasable square feet, built in 1997 and acquired by Inland Southeast in 2003. In October, 2006 the plaintiffs filed an amended complaint in which they dropped all substantive claims against Inland Southeast, keeping Inland Southeast in the case only as a necessary party/property owner for access to the site. The entire Property contains a geothermal lining under an asphalt cap designed to prevent the soil contamination from coming into contact with users of the Property. The Property is subject to a No Further Action letter from the New Jersey Department of Environmental Protection with respect of soil contamination. The amended complaint seeks substantive relief only from defendant Honeywell International.
The defendants have dropped all cross-claims against one another, except as to Honeywell International. In addition, we have reached a settlement agreement that calls for us and Honeywell International to dismiss all cross claims the parties have asserted against each other without prejudice. Honeywell International will indemnify and defend us against any claims and liabilities related to the chromium-bearing waste at the property, as well as perform or cause to be performed, at no cost or expense to us, any remediation of chromium waste at, on or under the property to the extent required by any governmental authority or litigation. Based upon this and other available information, we believe that the outcome of this case will not have a material adverse effect on our consolidated financial position or results of operations.
13. Subsequent Events
We paid distributions of $18,205 to our shareholders in October 2006. We declared distributions of approximately $18,259 to our shareholders in October 2006, to be paid in November 2006.
Effective October 1, 2006, we entered into an agreement with a limited liability company formed as an insurance association captive (Captive), which is wholly owned by us and three other entities sponsored by Inland Real Estate Investment Corporation; Inland Western Retail Real Estate Trust, Inc., Inland Real Estate Corporation and Inland American Real Estate Trust, Inc. An affiliate of The Inland Group, Inland Risk & Insurance Management Services, Inc., provides services to the Captive. The Captive was formed to more efficiently manage the respective insurance coverage of the members and the premiums associated with property casualty coverage. The Captive will annually oversee the purchase of one or more insurance policies from a third party insurer for coverage on properties of its members. The costs of portions of these insurance policies will be funded or reimbursed by members of the Captive. The premiums associated with the non-catastrophic property and casualty insurance policies purchased by the
See accompanying notes to consolidated financial statements.

Captive will be divided among each of the members based upon a determination by a third-party, independent actuary of the losses, loss reserves and loss expenses that each member is expected to incur, and a proportional allocation of associated operating costs. Each member will initially contribute approximately $188 to the Captive in the form of a capital contribution. The Captive will use this capital to pay a portion of certain property and casualty losses and general liability losses suffered by a member under the policies purchased by the Captive subject to deductibles applicable to each occurrence. These losses will be paid by the Captive up to and including a certain dollar limit, after which the losses are covered by the third party insurer. Future contributions to capital will be made in the form of premium payments determined for each member based on its individualized loss experiences as well as the level of deductible each member desires. We are required to remain a member of the Captive for a period of five years, or for a shorter period of time as determined by the members.
On October 6, 2006, we borrowed $40,000 on our line of credit with KeyBank.
On October 9, 2006, we repaid a variable interest rate mortgage payable totaling $2,000. On the date of payoff, the interest rate was approximately 7.2%.
On October 10, 2006, the TRS purchased approximately 85 acres of vacant land for future development for approximately $15,311.
On October 16, 2006, our Board of Directors established 2006 targets for our Senior and Executive Officer Incentive Plan.
On October 20, 2006, we entered into a Merger Agreement with DDR. As part of this agreement we suspended our DRP, ESPP and SRP.
     On October 20, 2006, our Board of Directors, upon recommendation of the Compensation Committee of the Board of Directors, approved us to enter into a Senior Management Retention and Severance Agreement with Barry L. Lazarus, our President and Chief Executive Officer. The effective date of Mr. Lazarus’ Senior Management Retention and Severance Agreement is October 1, 2006. The terms and provisions of Mr. Lazarus’ Senior Management Retention and Severance Agreement define a Covered Termination as the termination of Mr. Lazarus’ employment during the Protection Period, as defined, (i) by us for any reason other than for Cause, as defined, or (ii) by Mr. Lazarus for Good Reason, as defined, or (iii) as a result of Mr. Lazarus’ death; provided, however, Mr. Lazarus shall not be considered to have suffered a Covered Termination in the event Mr. Lazarus’ employment terminates (i) by action of us for Cause, (ii) by action of Mr. Lazarus other than based on Good Reason, (iii) or for any reason after the Protection Period.
     Pursuant to Mr. Lazarus’ agreement, in the event of a Trigger Event (defined as either (i) the occurrence of a Change in Control, as defined, during the term of Mr. Lazarus’ agreement and while Mr. Lazarus is employed by us or (ii) a the occurrence of both (A) a Covered Termination of Mr. Lazarus’ employment and (B) a Change in Control which occurs after, but not more than 180 days after, such Covered Termination), subject to the satisfaction of certain conditions set forth in Mr. Lazarus’ agreement, we shall pay Mr. Lazarus $3,310 or approximately $2,100 net of estimated federal, state or local income or employment tax to be incurred by him (the “Change in Control Payment”) simultaneously with the closing of the transaction which gives rise to a Change in Control. In addition, in the event Mr. Lazarus suffers a Covered Termination following a Change in Control and Mr. Lazarus elects continuation
See accompanying notes to consolidated financial statements.

coverage for himself or his dependents as available under applicable law under our medical plans or any successor entity, we shall pay directly, or reimburse Mr. Lazarus for the cost of, the premiums for such continuation coverage for as long as Mr. Lazarus or his dependents are entitled to and continue such continuation coverage under applicable law. In addition, Mr. Lazarus is entitled to tax “gross-up” payments under his agreement such that the net amount retained by Mr. Lazarus after deduction of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, and any interest charges or penalties in respect of the imposition of such excise tax (but not any federal, state or local income or employment tax) on the Change in Control Payment and any federal, state or local income, employment or excise tax on any such additional payments (including the initial Gross-Up Payment) shall be equal to the Change in Control Payment. We and Mr. Lazarus acknowledge in the agreement that we have each independently determined that the anticipated Gross-Up Payment would be approximately $1,500. In addition to standard confidentiality, non-solicitation and assignment of invention covenants, Mr. Lazarus agrees in his agreement to, subject to the satisfaction of certain conditions, provide certain transition services following a Change in Control as an independent contractor for compensation comparable to Mr. Lazarus’ base salary prior to the Change in Control for a period of up to 180 days following the Change in Control.
     Pursuant to a severance benefits policy approved by our Board of Directors for non-senior employees, in the event of a Covered Termination, as defined, during the Protection Period, as defined, each non-senior employee will be entitled to be paid the severance benefit in cash by us promptly upon a Change in Control. The aggregate severance benefit potentially payable by us to the 170 non-senior employees is approximately $7,900. In addition, in the event the non-senior employee suffers a Covered Termination following a Change in Control and the non-senior employee timely elects continuation coverage for himself or his dependents as available under applicable law under our medical plans or any successor entity, we shall pay directly or reimburse the non-senior employee for the cost of the premiums for such continuation coverage for a specified maximum period. However, our obligation to pay for or provide benefits under the plan for non-senior personnel shall terminate upon the non-senior employee accepting other employment.
     Our Board of Directors, upon recommendation of the Compensation Committee of the Board of Directors, also approved the payment of “stay bonuses” to certain of our non-senior personnel. The “stay bonuses” are either single trigger bonuses (to be paid by us if a transaction is announced) or double trigger bonuses (to be paid by us if a transaction is announced and closes), and are payable by us simultaneously with the closing of the transaction which gives rise to a Change in Control. The aggregate amount of stay bonuses potentially payable by us to the 35 non-senior personnel is approximately $407.
     In addition, our Board of Directors approved the payment of a $50 retainer to Richard P. Imperiale, in his capacity as Chairman of the Board of Directors, and the payment of a $10 retainer to each of the other members of the Board of Directors (other than Thomas P. McGuinness, who will receive a $5 retainer, and Brenda G. Gujral, who will receive no retainer), in each case for service on the Board of Directors for the 2006 calendar year.
We are obligated under earnout agreements to pay for certain tenant space in our existing properties, after the tenant moves into its space and begins paying rent. On October 27, 2006, we funded an earnout for
See accompanying notes to consolidated financial statements.

approximately $5,600 at one of our existing properties. In connection with this closing the $3,150 note receivable was repaid.
On October 31, 2006, the TRS funded $4,048 to PDG for our equity participation in 53 acres of vacant land for future commercial development.
On November 1, 2006, we repaid a $4,400 mortgage payable with a fixed interest rate of 6.26%.
On November 9, 2006, we borrowed $25,000 on our line of credit with KeyBank.
See accompanying notes to consolidated financial statements.